Pricing Supplement No. 52  Dated September 23, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $5,000,000

CUSIP: 61687Y BT3

Trade Date: September 23, 1997

Settlement Date: Septemer 26, 1997

Maturity Date:  September 27, 2002

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100.0%

Net Proceeds to Issuer: 99.96%

Interest Rate (per annum): For the period up to but excluding September 27, 1999, the interest rate on the Notes will be 3-
month LIBOR + 0.20%.   Thereafter the Notes will bear interest at
the rate of 7.00% per annum, unless the Notes are redeemed by the Company.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)*        (  )  Other:
     (  )  Prime Rate

*3-month LIBOR (Telerate) for the period up to but excluding
September 27, 1999.   From and including September 27, 1999,  the
interest rate on the Notes will be fixed at 7.00% unless redeemed by the Company

Interest Payment Date(s): For the period up to but excluding September 27, 1999, interest will be 3-month LIBOR (Telerate) + 0.20% and be paid quarterly on December 27, March 27, June 27 and September 27 of each year, commencing December 27, 1997 with the last quarterly payment on September 27, 1999 (subject to the Business Day convention described in the Prospectus Supplement
for LIBOR Notes).   For the period from and including September
27, 1999, interest will be paid at a fixed rate of 7.00% per annum and will be paid semiannually on March 27 and September 27 of each year, commencing March 27, 2000 unless previously redeemed by the Company.

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                          (   )  Other

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual  (  )
Monthly
                                        (   )  Quarterly
                                        ( X ) Other: For the
period up to but excluding September 27, 1999, interest will be paid quarterly on an Actual/360 day basis on December 27, March 27, June 27 and September 27 of each year, commencing December 27, 1997. Thereafter, interest will be paid semiannually on a 30/360 day basis on March 27 and September 27 of each year unless previously redeemed by the Company.

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly     (X  )
Quarterly, for the period up to but excluding September 27, 1999
(Actual/360 day basis)
     (  )  Semi-annually; the third Wednesday of :
              (   )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the Interest
Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: For the period up to but excluding September 27, 1999, interest will reset quarterly on December 27, March 27, June 27 and September 27 of each year (subject to the Business Day convention described in the Prospectus Supplement for LIBOR Notes). Thereafter the Notes will bear interest at the rate of 7.00% per annum, unless the Notes are redeemed by the Company.

Interest Calculation:
     (X)  Regular Floating Rate (up to but excluding September
27, 1999)
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): +.20% (up to but excluding September 27,
1999)

Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:      Actual/360 with adjustment to period end
date for calculation purposes for the period up to but excluding September 27, 1999. Thereafter, 30/360

Form:     (X)  Book-Entry Note (DTC)
     (  )  Certificated Note

Denomination: $1,000,000 with $5,000 integral multiples thereafter.

Redemption:
(  )  The Notes may not be redeemed prior to stated maturity.
(X) The Notes may not be redeemed prior to September 27, 1999. The notes may be redeemed at the option of the Company upon at least 14 calendar days notice (September 13, 1999), in whole but not in part, on September 27, 1999 (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): September 27, 1999 (subject to
Business Day convention described in the Prospectus Supplement)

Initial Redemption Date: September 27, 1999 (subject to Business
Day convention described in the Prospectus Supplement)
Initial Redemption Percentage: See above
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Repayment Date Prices: N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National Association
                        (  )  Morgan Guaranty Trust Company of New York


Plan of Distribution:
     The Company, through J.P. Morgan Securities Inc. ("JMPSI") acting as the Company's agent, will sell the aggregate principal amount of the Notes to Chase Securities Inc. at a price of 99.96% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI and Chase
Securities Inc. against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.